Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Cogent Biosciences, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(r)	25,555,556 (1)	$9.00	$230,000,004	0.00015310	$35,213.00 (2)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—

	Total Offering Amounts					$230,000,004		$35,213.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$35,213.00

(1)	Assumes exercise in full of the underwriters’ option to purchase up to 3,333,333 additional shares of common stock.
(2)
The registration fee is calculated in accordance with Rule 457(r) of the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s registration statement on Form
S-3ASR
(Registration
No. 333-269707)
paid with the filing of this prospectus supplement.